Exhibit 10.9

Execution Version

Terns, Inc.

October 29, 2020

Seokho Bryan Yoon (the “Employee”)

Sent via email

Dear Bryan:

Terns, Inc., a Delaware corporation (the “Company”) is pleased to offer you employment on the following terms specified in this employment agreement (this “Agreement”):

1.
Position. You will be employed as the Chief Operating Officer and General Counsel (“COO and GC”) of the Company and will also serve as the Chief Operating Officer and General Counsel of the Company’s parent entity Terns Pharmaceuticals, Inc., a Cayman corporation (“Terns Cayman” or “Parent”), effective as of the later of November 6, 2020 or the first business day following the execution of this Agreement (the “Employment Start Date”). The COO and GC will have duties and responsibilities that are customary for such positions. In these capacities, you will report to the Chief Executive Officer of the Company and Parent.

Your service to the Company is to be full-time. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company or be competitive with the Company. By signing this Agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

Initially your duties will be performed from Tenafly, NJ; provided, however, that you shall be required to spend approximately 10 business days per month (or such other period of time as may be agreed to between yourself and the Chief Executive Officer) working from the Company’s headquarters located in or near Foster City, CA. Before any commuting is required, the Company agrees to discuss with you, in good faith, arrangements for a potential expense stipend to help offset expenses associated with your commuting expenses for travel from your current residence to the Company’s offices in Foster City, California. Moreover, in your position as COO and GC, you understand and agree that frequent travel may be required, which could be substantial at times. Reasonable non-commuting out-of-pocket travel expenses will be reimbursed by the Company, as consistent with Company policies from time to time.

2.
Base Salary. The Company will pay you a starting salary at the rate of US$370,000 per year (“Base Salary”), payable in accordance with the Company’s standard payroll schedule. As an exempt employee, you will not be eligible for any overtime pay. This salary may be increased to reflect performance achievements, as determined by the Board of Directors of the Company (the “Company Board”) from time to time and in its sole discretion. This salary will be reviewed for adjustment at the same general times as adjustments are made to other C-level officers of the Company.
3.
Annual Bonus. You will be eligible to receive from the Company an annual target cash bonus of 35% of your Base Salary (your “Target Bonus”). The actual bonus amount awarded to you (your “Annual Bonus”) may be higher or lower than the Target Bonus based upon the achievement of performance

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objectives established by the Company Board. Your Annual Bonus for the Company’s 2020 fiscal year will be prorated to reflect your actual employment during the performance year and paid to you on or before March 15, 2021. Each Annual Bonus thereafter will be paid no later than two and one half months following the end of the applicable performance year to which it relates, and otherwise in accordance with the Company’s standard payroll schedule.
4.
Equity Awards.
4.1.
Initial Equity Award. Subject to the approval of the Board of Directors of Parent (the “Parent Board”), you will be granted an option (the “Initial Equity Award”) to purchase such number of ordinary shares of Terns Cayman (the “Ordinary Shares”), which represents 1.4% of the Diluted Shares (defined below) of Terns Cayman as of the Employment Start Date. The per share exercise price of the option will be the per share fair market value of an Ordinary Share, as determined by the Parent Board on the date the Initial Equity Award is granted.
4.2.
Follow-on Equity Award. If Parent closes a third-party financing within twelve months of your Employment Start Date and prior to the date on which an initial public offering of the Parent’s ordinary shares (the “IPO”) is declared effective by the United States Securities and Exchange Commission and prior to the closing of any Change in Control (defined below), and provided that such financing results in at least $45 million of additional investment into Parent and that you remain employed as the Parent’s COO and GC through such closing date (a financing meeting the foregoing criteria, a “Qualified Financing”), then, subject to the approval of the Parent Board, Parent shall grant you an additional option (the “Follow-on Equity Award”) to purchase such number of Ordinary Shares so that the Initial Equity Award and the Follow-on Equity Award together equal 1.4% of the Diluted Shares as of immediately after the closing of such Qualified Financing. Your rights and the Company’s obligations under this paragraph shall expire on the twelve month anniversary of your Employment Start Date, if a Qualified Financing has not occurred prior to such date, or, if earlier, upon the effective date of a registration statement for the IPO, the closing of a Change in Control, or Parent’s completion of a Qualified Financing and issuance to you of the Follow-on Equity Award.
4.3.
Early Exercise. You shall have the right to exercise the Initial Equity Award and the Follow-on Equity Award early, subject to entering into a restricted shares agreement as directed by the Parent; provided, however, that the shares acquired by exercise of the Initial Equity Award or the Follow-on Equity Award, as applicable, that is not vested shall be subject to the same vesting schedule that applied to the Initial Equity Award and the Follow-on Equity Award, as applicable, so that on termination of employment, any shares that has not become vested may be repurchased, at the Company’s discretion, on payment of the lesser of (A) the amount paid by you for such shares, or (B) the then fair market value of such shares.
4.4.
Your Initial Equity Award and Follow-on Equity Award will vest with respect to 25% of the underlying Ordinary Shares on the first anniversary of your first date of employment as the Company’s COO and GC (for the Initial Equity Award) and on the first anniversary of the date of the Qualified Financing (for the Follow-on Equity Award), and in each case with respect to 1/48th of the underlying shares in substantially equal installments on each monthly anniversary thereafter, subject to the terms and conditions of the Terns Cayman 2017 Equity Incentive Plan, as amended (the “Equity Plan”), your applicable option award agreements and your continued employment as the Company’s COO and GC through each applicable vesting date.
4.5.
For purposes of this letter, the fully-diluted capitalization of Terns Cayman (the “Diluted Shares”) means the total number of issued and outstanding Ordinary Shares, calculated to include conversion

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of all issued and outstanding securities then convertible into Ordinary Shares, whether or not exercisable, and including the Initial Equity Award and the number of shares reserved for issuance under the Equity Plan.
5.
Employee Benefits and Expenses.
5.1.
Benefits. In connection with your service, you will be eligible to receive from the Company employee benefits, bonus plan participation and perquisites commensurate with those provided to the Company’s senior executives, as may be in effect from time to time.
5.2.
General Business Expenses. The Company shall pay or reimburse you for all business expenses reasonably and necessarily incurred by you in the performance of your duties under this Agreement, consistent with the Company’s business expense reimbursement policy, as in effect from time to time.
6.
Change in Control and Termination Payments.
6.1.
Upon the termination of your employment with the Company at any time for any reason, you will be paid your salary through your termination date and any other benefits or payments, including any expense reimbursements and accrued and unused vacation, which must be provided to you under applicable law.
6.2.
Involuntary Termination. If you are subject to an Involuntary Termination, and subject to Section 9, you will be entitled to receive the following benefits (collectively, the “Severance”):
6.2.1.
Benefit Plans. The Company will pay to you the value of all accrued and vested payments under any benefit plans not otherwise described in Section 5 or this Section 6 that have not been paid or otherwise used through your termination date, which benefits will be paid to you on the first regular payroll date following the end of the Release Period (defined below);
6.2.2.
Prorated Bonus. The Company will pay to you a lump sum payment equal to your Target Bonus in the year of the Involuntary Termination, as such Target Bonus shall be pro-rated on a daily basis for the number of days of the performance year in which your employment terminated, which payment will be made to you at the time such bonuses are paid to other participants, or, if earlier, by March 15 of the year following the year of the Involuntary Termination;
6.2.3.
Salary Continuation. The Company will continue to pay your then-current Base Salary on the Company’s regular payroll dates as if your employment continued for a period of 12 months following the Involuntary Termination (which payments, for avoidance of doubt, will continue even if you find subsequent employment with another employer);
6.2.4.
Option Exercise Period. Notwithstanding Section 4.6.1 of the Equity Plan, your Initial Equity Award and your Follow-On Equity Award (if applicable) will remain exercisable until the earliest of: (i) three (3) years after your Involuntary Termination, (ii) the closing of a Change in Control, (iii) six (6) months after the end of the any market standoff period following an initial public offering under the Securities Act of 1933, or (iv) the tenth anniversary of the date of grant; and
6.2.5.
COBRA. subject to your timely and proper election of coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for both you and your

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eligible dependents, the Company will provide continuation of your then-effective group medical, vision and dental coverage, at Company cost, for 12 months following the Involuntary Termination, provided that the Company may elect to provide to you, in lieu of any portion of this continued coverage, taxable installment payments equal to the amount of the applicable premiums in effect at the Involuntary Termination for the remainder of this 12 month period. The Company’s obligations under this Section 6.2.5 shall not apply once you become eligible for medical and dental coverage from another entity where the cost to you is consistent with similarly situated participants under such plans and you agree to provide prompt notice to the Company if you become so eligible.
6.3.
Involuntary Termination within 3 months prior to or 12 months following a Change in Control. If the Involuntary Termination occurs during the period commencing upon three (3) month prior to a Change in Control, but only if after a Potential Change in Control, and ending twelve (12) months following a Change in Control, then, in addition to the benefits provided for under Section 6.2, the vesting of 100% of your then outstanding Equity Awards, including awards that would otherwise vest only upon satisfaction of performance criteria, shall accelerate and become vested and exercisable. Equity Awards that vest upon satisfaction of performance criteria for which those criteria have not yet been satisfied or cannot be determined as of the date of your Involuntary Termination shall be measured as if all applicable performance criteria were achieved at target levels, except to the extent otherwise provided in the award agreement evidencing such award. For the avoidance of doubt, if you experience an Involuntary Termination following a Potential Change in Control, and the applicable Change in Control is consummated within the Change in Control Period, then your vesting acceleration under this Agreement shall occur on the date of such Change in Control rather than upon the date of your Involuntary Termination. Upon your Separation within the Change in Control Period, all of your then-outstanding Equity Awards shall remain outstanding and eligible to vest as necessary to give effect to this provision.

Notwithstanding the foregoing, you shall be entitled to the greater benefits, if any, as may be provided under Terns Cayman’s Change In Control Policy, as it may be amended from time to time (the “CIC Policy”), subject to its terms and conditions; provided, however, that nothing in this Agreement or the CIC Policy shall require Terns Cayman to provide any duplicate payments or benefits.

For purposes of this Agreement, “Potential Change in Control” means the date of execution of a legally binding and definitive agreement for a corporate transaction which, if consummated, would constitute the applicable Change in Control (which for the avoidance of doubt, would include a merger agreement, but not a term sheet for a merger agreement).

6.4.
Release and Other Requirements. Receipt of the Severance will be conditioned in its entirety upon your timely delivery to the Company of a release of claims, substantially in the form attached as Exhibit A (the “Release”), and your continued compliance with the terms thereof, which Release must be executed, delivered to the Company and become irrevocable, within 60 days following your Involuntary Termination (this 60-day period, the “Release Period”). Any installment payments under Section 6.2.3 will begin to be paid on the first regular payroll date beginning after the expiration of the Release Period, and will include any amounts that would have been payable during the Release Period but for this sentence. Any acceleration effected by Section 6.3.1 will be effective as of the Separation (except as set forth above) and the resulting vested option shares cancelled without consideration if the Release does not become effective by its terms and within the Release Period.
6.5.
Non-assumption of Equity Awards Following a Change in Control. Notwithstanding anything

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to the contrary herein or in any equity plan or any applicable award agreement pursuant to Equity Awards granted thereunder, to the extent that the successor or acquiring corporation (if any) of the Parent provides that your Equity Awards should be cancelled without consideration upon a Change in Control, each of your unvested Equity Awards that are so cancelled, shall accelerate and become fully vested and if applicable, exercisable, effective immediately prior to the Change in Control. With respect to Performance-Based Awards, the grant agreement may provide for alternative treatment in lieu of the foregoing and, absent any such treatment in the grant agreement, the vesting acceleration provided for herein shall be deemed to have been met based on the achievement of the Performance-Based Award based on “at target” performance.
7.
Proprietary Information and Inventions Agreement. You affirm that you will sign the Company’s standard Employee Invention Assignment and Confidentiality Agreement, a copy of which has been provided to you.
8.
Employment Relationship; At Will Employment. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without Cause or notice, subject to the terms of this Agreement. Any contrary representations that may have been made to you are superseded by this Agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized member of the Company Board.
9.
Tax Matters.
9.1.
Withholding. All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.
9.2.
Section 409A.
9.2.1.
For purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Section 409A”), each salary continuation payment under Section 6 is hereby designated as a separate payment.
9.2.2.
If the Company determines that you are a “specified employee” under Section 409A(a)(2)(B)(i) at the time of your Separation, then (i) the benefits under Section 6, to the extent that they are subject to Section 409A, will commence on the first business day following (A) expiration of the six month period measured from your Separation or (B) the date of your death and (ii) the installments that otherwise would have been paid prior to such date will be paid in a lump sum when the salary continuation payments commence.
9.2.3.
Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement (or otherwise referenced herein) is determined to be subject to (and not exempt from) Section 409A, (x) the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other calendar year; (y) in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses; and (z) in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

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9.2.4.
Further, to the extent any nonqualified deferred compensation subject to Section 409A payable to you hereunder could be paid in one or more taxable years depending upon you completing certain employment-related actions (such as resigning after a failure to cure a Good Reason event and/or returning an effective release), then any such payments will commence or occur in the later taxable year to the extent required by Section 409A.
9.3.
Parachute Payments
9.3.1.
If any payment or benefit the Employee would receive from the Company or otherwise in connection with a Change in Control or other similar transaction (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Employee’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for the Employee. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).
9.3.2.
Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A of the Code that would not otherwise be subject to taxes pursuant to Section 409A of the Code, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A of the Code as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for the Employee as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A of the Code shall be reduced (or eliminated) pro rata with payments that are not deferred compensation within the meaning of Section 409A of the Code.
9.3.3.
Unless the Employee and the Company agree on an alternative accounting firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the change in control transaction triggering the Payment shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the change in control transaction, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to the Employee and the Company within fifteen (15) calendar days after the

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date on which the Employee’s right to a 280G Payment becomes reasonably likely to occur (if requested at that time by the Employee or the Company) or such other time as requested by the Employee or the Company.
9.3.4.
If the Employee receives a Payment for which the Reduced Amount was determined pursuant to the first paragraph of this Section and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, the Employee shall promptly return to the Company a sufficient amount of the Payment (gross of applicable tax withholdings previously made) after reduction pursuant to the first paragraph of this Section so that no portion of the remaining Payment is subject to the Excise Tax.
9.4.
Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company and Terns Cayman. You agree that neither the Company nor Terns Cayman has a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company, Terns Cayman or the Company Board or Parent Board related to tax liabilities arising from your compensation.
10.
Interpretation, Amendment and Miscellaneous.
10.1.
Modification. This Agreement and Exhibit A supersede and replace any prior or contemporaneous agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company and constitute the complete agreement between you and the Company regarding the subject matter set forth herein. This Agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized member of the Company Board.
10.2.
Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.
10.3.
Severability. If any term, covenant, condition or provision of this Agreement or the application thereof to any person or circumstance shall, at any time, or to any extent, be determined invalid or unenforceable, the remaining provisions of this Agreement shall not be affected thereby and shall be deemed valid and fully enforceable to the extent permitted by law.
10.4.
Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof will be deemed to be an original instrument, but all such counterparts together will constitute but one agreement. Signature pages delivered by facsimile or electronic mail will be treated as are originals.
10.5.
Attorney’s Fees. If court proceedings are required to enforce any provision of this letter agreement, the substantially prevailing or successful party shall be entitled to an award of the reasonable and necessary expenses of litigation, including reasonable attorneys’ fees.
10.6.
Assignment. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company. Your rights and obligations hereunder are non-assignable. The Company may assign its rights and obligations to any entity in which the Company or an entity affiliated with the Company, has a majority ownership interest.
10.7.
Notice. Any notice required by this Agreement shall be sufficient if in writing and delivered to the party or sent by certified mail, return receipt requested and addressed to the party’s last business

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or residential address, or otherwise delivered in person or through a reliable electronic delivery system. Either party may change the specified address by giving written notice of such change.
10.8.
Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.
10.9.
No Presumption Against Interest. This Agreement has been negotiated, drafted, edited and reviewed by the respective parties, and therefore, no provision of this Agreement shall be construed against any party as being drafted by said party.
10.10.
Defend Trade Secrets Act of 2016 Notice. Notwithstanding any provision in this Agreement, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, provided that such filing is made under seal. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, provided that the individual (A) files any document containing the trade secret under seal and (B) does not disclose the trade secret, except pursuant to court order.
10.11.
No Duty to Mitigate. Amounts owed to the Employee under this Agreement shall not be offset by any claims the Company may have against the Employee, and the Company’s obligation to make the payments provided for in this Agreement, and otherwise to perform its obligations hereunder, shall not be affected by any other circumstances, including, without limitation, any counterclaim, recoupment, defense or other right which the Company may have against the Employee or others.
10.12.
Conditions. Employment is contingent upon the Employee providing satisfactory documentation to the Company concerning his employment eligibility as required by Congress under applicable immigration laws. This documentation must be received by the Company within three (3) business days of the Effective Date. Employment is also contingent upon the Company's completion of a satisfactory investigation of the Employee's background. The Employee agrees to release the Company, its employees and agents and any individuals who may provide the Company with information regarding the Employee's background and references from any liability in connection with this investigation.
11.
Arbitration. You and the Company agree to submit to mandatory binding arbitration any and all claims arising out of or related to your employment with the Company and the termination thereof, including, but not limited to, claims for unpaid wages, wrongful termination, torts, stock or stock options or other ownership interest in Terns Cayman, and/or discrimination (including harassment) based upon any federal, state or local ordinance, statute, regulation or constitutional provision except that each party may, at its, his or her option, seek injunctive relief in court related to the improper use, disclosure or misappropriation of a party’s private, proprietary, confidential or trade secret information (collectively, “Arbitrable Claims”). THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS.
11.1.
This Agreement does not restrict your right to file administrative claims you may bring before any government agency where, as a matter of law, the parties may not restrict the employee’s ability to file such claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission and the Department of Labor). However, the parties agree that, to the fullest extent permitted by law, arbitration shall be the exclusive remedy for the subject

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matter of such administrative claims.
11.2.
The arbitration shall be conducted in San Mateo County , California through the American Arbitration Association (“AAA”) before a single neutral arbitrator, in accordance with the AAA employment arbitration rules then in effect. The AAA rules may be found and reviewed at www.adr.org under the “Rules & Forms” tab. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based. If, for any reason, any term of this Arbitration provision is held to be invalid or unenforceable, all other valid terms and conditions herein shall be severable in nature, and remain fully enforceable.
12.
Indemnification. You will receive defense and be indemnified by the Company and Parent to the full extent of the provisions of the charter and bylaws of the Company and Parent and applicable Cayman Islands, California and Delaware law.
13.
Definitions. The following terms have the meaning set forth below wherever they are used in this Agreement:

“Cause” means the occurrence of any one or more of the following: (i) your commission of any crime involving fraud, dishonesty or moral turpitude; (ii) your attempted commission of or participation in a fraud or act of dishonesty against the Company that results in (or might have reasonably resulted in) material harm to the business of the Company; (iii) your intentional, material violation of any contract or agreement between you and the Company or any statutory duty you owe to the Company; or (iv) your conduct that constitutes gross insubordination or habitual neglect of duties and that results in (or might have reasonably resulted in) material harm to the business of the Company; provided, however, that the action or conduct described in clauses (iii) and (iv) above will constitute “Cause” only if such action or conduct continues after the Company has provided you with written notice thereof and thirty (30) days to cure, or otherwise remedy to the extent possible under direct control of you, the same. An occurrence of “Cause” as set forth in the preceding sentence shall be based upon a good faith determination by the Company Board.

“Change in Control” shall mean an Acquisition (as such term is defined in the Equity Plan). Notwithstanding the foregoing, to the extent that any amount constituting deferred compensation (as defined in Section 409A of the Code) would become payable under this Agreement by reason of a Change in Control, such amount shall become payable only if the event constituting a Change in Control would also qualify as a change in ownership or effective control of Terns Cayman or a change in the ownership of a substantial portion of the assets of Terns Cayman, each as defined within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and IRS guidance that has been promulgated or may be promulgated thereunder from time to time.

“Equity Awards” means all options to purchase ordinary shares of Terns Cayman as well as any and all other share-based awards granted to you, including but not limited to share bonus awards, restricted shares, restricted share units or share appreciation rights.

“Involuntary Termination” means you experience a means a Separation resulting from (i) a Termination without Cause, or (i) you voluntarily resigning your employment for Good Reason. A termination or resignation due to your death or disability shall not constitute an Involuntary Termination.

“Good Reason” means, without your consent, any of the following actions: (i) the assignment to you of any duties or responsibilities that results in a material diminution in your function as in effect on the Employment Start Date, or immediately following the effective date of the Change in Control; provided, however, that Good Reason shall not be deemed to have occurred due to a change in Participant’s title so long as such title reasonably reflects the duties and responsibilities that are customary for your role; (ii) a

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reduction of greater than 10% in your annual base salary as in effect on the Employment Start Date, or immediately following the effective date of the Change in Control; provided, however, that Good Reason shall not be deemed to have occurred in the event of a reduction in your annual base salary that is pursuant to a salary reduction program affecting all of the C-level officers of the Company and that does not adversely affect you to a greater extent than the other C-level officers; or (iii) a relocation of your primary business office to a location more than 30 miles from the location of your primary business office on the Employment Start Date, or immediately following the effective date of the Change in Control, except for required travel by you on the Company’s business to an extent substantially consistent with your business travel obligations prior to the effective date of the Change in Control; provided that, with respect to each of the reasons set forth above, (1) you provide the Company with written notice of your intention to terminate your employment for Good Reason within ninety (90) calendar days after the occurrence of the event that you believe would constitute Good Reason and (2) you provide the Company with a period of at least thirty (30) calendar days (the “Company Cure Period”) following receipt of such notice from you in which to cure the event giving rise to such Good Reason termination, and (3) your resignation is effective within ten (10) calendar days of the earlier of expiration of the Company Cure Period or written notice from the Company that it will not undertake to cure the condition set forth in set forth in subclauses (i) through (iii).

“Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Code.

“Termination Without Cause” means a Separation as a result of a termination of your employment by the Company without Cause, provided you are willing and able to continue performing services within the meaning of Treasury Regulation 1.409A-1(n)(1).

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Accepted and Agreed to:

Terns, Inc.

By: /s/ Senthil Sundaram

Name: Senthil Sundaram

Title: Chief Executive Officer

I have read and accept the terms of this Agreement:

/s/ Seokho Bryan Yoon

Signature of Seokho Bryan Yoon

Dated: October 29, 2020___________________

Attachment

Exhibit A: Release

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Exhibit A

Release

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Release

In consideration of the benefits provided and to be provided to me by Terns, Inc., or any successor thereof (the “Company”) pursuant to Section 6 of the letter agreement with Company dated October [__], 2020, (the “Agreement”) (these, the “Benefits”) and in connection with the termination of my employment, I agree to the following general release (the “Release”).

1.
On behalf of myself, my heirs, executors, administrators, successors, and assigns, I hereby fully and forever generally release and discharge Company, its current, former and future parents, subsidiaries, affiliated companies, related entities, employee benefit plans, and, in such capacities, their fiduciaries, predecessors, successors, officers, directors, shareholders, agents, employees and assigns from any and all claims, causes of action, and liabilities up through the date of my execution of the Release. The claims subject to this release include, but are not limited to, those relating to my employment with Company and/or any predecessor to Company and the termination of such employment. All such claims (including related attorneys’ fees and costs) are barred without regard to whether those claims are based on any alleged breach of a duty arising in statute, contract, or tort. This expressly includes waiver and release of any rights and claims arising under any and all laws, rules, regulations, and ordinances, including, but not limited to: Title VII of the Civil Rights Act of 1964; the Older Workers Benefit Protection Act; the Americans With Disabilities Act; the Age Discrimination in Employment Act; the Fair Labor Standards Act; the National Labor Relations Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); the Workers Adjustment and Retraining Notification Act; the California Fair Employment and Housing Act (if applicable); the provisions of the California Labor Code (if applicable); the Equal Pay Act of 1963; and any similar law of any other state or governmental entity. The parties agree to apply California law in interpreting the Release. Accordingly, I further waive any rights under Section 1542 of the Civil Code of the State of California or any similar state statute. Section 1542 states: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” This Release does not extend to, and has no effect upon, any benefits that have accrued or equity that has vested or is eligible for vesting post employment, to, under any employee benefit or equity plan, program, policy or grant sponsored or maintained by the Company, or to my right to indemnification by the Company or its parent, and continued coverage by the Company’s or its parent’s director’s and officer’s insurance.

2.
In understanding the terms of the Release and my rights, I have been advised to consult with an attorney of my choice prior to executing the Release. I understand that nothing in the Release shall prohibit me from exercising legal rights that are, as a matter of law, not subject to waiver such as: (a) my rights under applicable workers’ compensation laws; (b) my right, if any, to seek unemployment benefits; (c) my right to indemnity under California Labor Code section 2802 or other applicable state-law right to indemnity; (d) my right to file a charge or complaint with a government agency such as but not limited to the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor, the California Department of Fair Employment and Housing, or other applicable state agency; and (e) my right to report any violation to the Securities and Exchange Commission or any other federal or state agency. I further understand that nothing in this Release precludes me from entitlement to any monetary recovery awarded by the Securities and Exchange Commission in connection with any action asserted by the Securities and Exchange Commission. Moreover, I will continue to be indemnified for my actions taken while employed by the Company to the same extent as other former directors and officers of the Company or its parent under the Company’s Certificate of Incorporation and Bylaws, the Memorandum and Articles of Association of the Company’s parent, and the Director Indemnification Agreement between me and the Company’s parent, if any, and I will continue to be covered by the Company’s and/or its parent’s directors and officers liability insurance policy

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as in effect from time to time to the same extent as other former directors and officers of the Company and its parent, each subject to the requirements of the laws of the State of Delaware and/or the Cayman Islands, as applicable. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be resolved through binding arbitration as set forth in my Agreement.

3.
I understand and agree that Company will not provide me with the Benefits unless I execute the Release. I also understand that I have received or will receive, regardless of the execution of the Release, all wages owed to me together with any accrued but unused vacation pay, less applicable withholdings and deductions, earned through my termination date.

4.
As part of my existing and continuing obligations to Company, I have returned to Company all Company documents (and all copies thereof) and other Company property that I have had in my possession at any time, including but not limited to Company files, notes, drawings, records, business plans and forecasts, financial information, specification, computer-recorded information, tangible property (including, but not limited to, computers, laptops, pagers, etc.), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of Company (and all reproductions thereof, except as otherwise I am entitled to retain under any agreement with the Company). I understand that, even if I did not sign the Release, I am still bound by any and all confidential/proprietary/trade secret information, non-disclosure and inventions assignment agreement(s) signed by me in connection with my employment with Company, or with a predecessor or successor of Company pursuant to the terms of such agreement(s).

5.
I represent and warrant that I am the sole owner of all claims relating to my employment with Company and/or with any predecessor of Company, and that I have not assigned or transferred any claims relating to my employment to any other person or entity.

6.
I agree to keep the Benefits and the provisions of the Release confidential and not to reveal its contents to anyone except my lawyer, my spouse or other immediate family member, and/or my financial consultant, or as required by legal process or applicable law or requested by taxing authorities unless and until they become publicly available.

7.
I understand and agree that the Release shall not be construed at any time as an admission of liability or wrongdoing by either Company or myself.

8.
I agree that for following my termination of employment, I will not, directly or indirectly, make any disparaging statements or comments, either as fact or as opinion, about Company, its employees, officers, directors, shareholders, vendors, products or services, business, technologies, market position or performance.

9.
I agree to reasonably cooperate with the Company in any internal investigation, any administrative, regulatory, or judicial proceeding or any dispute with a third party related to my employment period. I understand and agree that my cooperation may include, but not be limited

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to, making myself reasonably available to the Company upon reasonable notice for interviews and factual investigations; appearing at the Company’s reasonable request to give testimony without requiring service of a subpoena or other legal process; volunteering to the Company pertinent information; and turning over to the Company all relevant documents which are or may come into my possession all at times and on schedules that are reasonably consistent with my other permitted activities and commitments. The Company shall to the extent reasonably feasible limit my travel and not interfere with my other obligations in seeking such cooperation. The Company shall reimburse my reasonable expenses incurred in connection with such cooperation.

10.
I agree to submit any claims arising from this Release or my employment to mandatory binding arbitration consistent with my Agreement. I HEREBY WAIVE ANY RIGHTS TO TRIAL BY JURY IN REGARD TO SUCH CLAIMS. This agreement to arbitrate does not restrict my right to file administrative claims I may bring before any government agency where, as a matter of law, the parties may not restrict my ability to file such claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission and the Department of Labor). However, I agree that, to the fullest extent permitted by law, arbitration shall be the exclusive remedy for the subject matter of such administrative claims.

11.
I agree that I have had at least twenty-one (21) calendar days in which to consider whether to execute the Release, no one hurried me into executing the Release during that period, and no one coerced me into executing the Release. I understand that the offer of the Benefits and the Release shall expire on the twenty-second (22nd) calendar day after my employment termination date if I have not accepted it by that time. I further understand that Company’s obligations under the Release shall not become effective or enforceable until the eighth (8th) calendar day after the date I sign the Release provided that I have timely delivered it to Company (the “Effective Date”) and that in the seven (7) day period following the date I deliver a signed copy of the Release to Company. I understand that I may revoke my acceptance of the Release. I understand that the Benefits will become available to me at such time after the Effective Date.

12.
In executing the Release, I acknowledge that I have not relied upon any statement made by Company, or any of its representatives or employees, with regard to the Release unless the representation is specifically included herein. Furthermore, the Release contains our entire understanding regarding eligibility for Benefits and supersedes any or all prior representation and agreement regarding the subject matter of the Release. However, the Release does not modify, amend or supersede written Company agreements that are consistent with enforceable provisions of this Release such as my Agreement, proprietary information and invention assignment agreement, and any share, share option and/or share purchase agreements between Company or its Parent and me. Once effective and enforceable, this agreement can only be changed by another written agreement signed by me and an authorized representative of Company.

13.
Should any provision of the Release be determined by an arbitrator, court of competent jurisdiction, or government agency to be wholly or partially invalid or unenforceable, the legality, validity and enforceability of the remaining parts, terms, or provisions are intended to remain in full force and effect. Specifically, should a court, arbitrator, or agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release and the waiver of unknown claims above shall otherwise remain effective to release any and all other claims. I acknowledge that I have obtained sufficient information to intelligently exercise my own judgment regarding the terms of the Release before executing the Release.

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[SIGNATURE PAGE TO GENERAL RELEASE AGREEMENT FOLLOWS]

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EMPLOYEE’S ACCEPTANCE OF RELEASE

BEFORE SIGNING MY NAME TO THE RELEASE, I STATE THE FOLLOWING: I HAVE READ THE RELEASE, I UNDERSTAND IT AND I KNOW THAT I AM GIVING UP IMPORTANT RIGHTS. I HAVE OBTAINED SUFFICIENT INFORMATION TO INTELLIGENTLY EXERCISE MY OWN JUDGMENT. I HAVE BEEN ADVISED THAT I SHOULD CONSULT WITH AN ATTORNEY BEFORE SIGNING IT, AND I HAVE SIGNED THE RELEASE KNOWINGLY AND VOLUNTARILY.

EFFECTIVE UPON EXECUTION BY EMPLOYEE AND THE COMPANY.

Date delivered to employee ___________, ______.

Executed this ___________ day of ___________, ______.

_________________________________

Your Signature

_________________________________

Your Name (Please Print)

Agreed and Accepted:

Terns, Inc.

___________________________

By:

Date:

[Signature Page to General Release Agreement]

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